Exhibit 99.1
IMAGE ENTERTAINMENT STOCKHOLDERS VOTE
TO ADOPT MERGER AGREEMENT
CHATSWORTH, Calif. — October 22, 2007 — Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, announced that at its special meeting of stockholders held today in Los Angeles, California, Image Entertainment’s stockholders voted to adopt the amended and restated merger agreement providing for the acquisition of Image by BTP Acquisition Company, LLC. The merger is expected to close by November 6, 2007, subject to the satisfaction or waiver of closing conditions.
Under the terms of the amended and restated merger agreement, each Image stockholder will be entitled to receive $4.68 per share in cash, without interest, for 94% of the shares of Image common stock owned by such stockholder at the effective time of the merger and will retain the remaining shares of Image common stock as shares of common stock of Image as the company surviving the merger.
In addition to approving the amended and restated merger agreement, the stockholders of Image Entertainment also approved a proposal approving the issuance by Image Entertainment of common stock and/or convertible preferred stock to BTP Acquisition Company (and the issuance of common stock upon conversion of any convertible preferred stock issued).
“We believe today’s stockholder approval clearly demonstrates the recognition of the benefits of this merger,” said Martin W. Greenwald, Chief Executive Officer, President and Chairman of the Board of Directors of Image Entertainment.
About Image Entertainment
Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and approximately 250 exclusive CD titles in domestic release and approximately 450 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 250 audio programs containing more than 4,000 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy and the proposed merger transaction described in this press release. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.
These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. In addition, we may not be able to complete the proposed transaction on the amended terms or other acceptable terms, or at all, due to a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Image Entertainment and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to satisfy conditions to the completion of the merger; (4) the failure to obtain the necessary financing provided for in commitment letters received prior to execution of the definitive agreement; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of any indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
CONTACTS:
Image Entertainment Contact:
Jeff Framer, 818-407-9100 ext. 299
jframer@image-entertainment.com